Exhibit 10.18

April 16, 2021

INVESTOR
ADDRESS

VIA ELECTRONIC MAIL

Re: Notice of the Automatic Conversion of 12.5% Original Issue Discounts Senior Secured Debentures and Agreement to Certain Amendments to Common Stock Purchase Warrants

NAME;

You are being sent this letter (the “Letter Agreement”) as you are currently the holder of $_______ 12.5% Original Issue Discount Senior Subordinate Convertible Debentures (the “Debentures”) issued by Recruiter.com Group, Inc. (the “Company”) and $_______ Common Stock Purchase Warrants (the “Warrants”) entitling you to purchase in additional _______ of common stock of the Company. Reference is made to transaction documents entered into by and among the Company and Michael J. Calise pursuant to which you acquired the Debentures and Warrants (the “Transaction Documents”). The Transaction Documents refer to the documents entered into in connection with the Company’s bridge offering consummated between May and June 2020 (the “Initial Bridge Transaction Documents”) and /or our bridge offering consummated in January 2021 (the “Subsequent Bridge Transaction Documents”), depending upon which (or both) offerings in which you participated.

Our Current Financing – Potential Uplisting

As you may be aware, the Company is currently in the process of pursuing a public offering of its securities, including but not limited to, its common stock, par value $0.001 per share (the “Common Stock”), to raise up to $12,000,000, and list its securities onto the NASDAQ (the “Offering”). The Company has filed a registration statement on Form S-1 with the United States Securities and Exchange Commission (the “SEC”) related to the Offering which is being led by Joseph Gunnar & Co. LLC (the “Underwriter”). In connection with the Offering and prior to its closing, the Company will be engaging in a reverse stock split pursuant to which the number of our shares of Common Stock issued and outstanding will be reduced proportionately based on the reverse stock split ratio to be determined. The share and dollar figures in this Letter Agreement are pre-split and the share amounts actually issued will be adjusted post-split based on the reverse stock split ratio that is ultimately agreed to by the Underwriter and the Company. The Company believes that attaining and maintaining the listing of our shares of Common Stock on NASDAQ is in the best interests of our Company and its stockholders, because if listed on NASDAQ, the Company believes that the liquidity in the trading of its Common Stock could be significantly enhanced, which could result in an increase in the trading price and may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors. The Underwriter has advised the Company that in order for it to proceed with the Offering and with the Company’s listing of the Common Stock on NASDAQ, it requires that certain actions be taken by holders of securities of the Company. The Company is therefore contacting you and other holders of Debentures and Warrants issued pursuant to the Transaction Documents (i) to advise that the Offering, if consummated, will trigger mandatory conversion of the Debentures into Common Stock (or units of Common Stock and warrants to purchase Common Stock if units are offered to the public in the Offering), (ii) to request certain amendments to the Warrants issued pursuant to the Transaction Documents and (iii) to request that you agree to certain lock-up provisions with respect to the Securities issued to you pursuant to the Transaction Documents as contemplated in the Securities Purchase Agreement that was executed in connection with your purchase of Debentures and Warrants.

Please Note the Following:

Automatic Conversion of your Debentures in connection with the Offering

As of April 16, 2021 our records indicate that you own $_______ Debentures whose outstanding principal balance equals $_______ excluding interest owed which will be paid in cash upon conversion.

The closing of the Offering is currently contemplated to qualify as Qualified Offering under the terms of the Debentures and will trigger automatic conversion of amounts owed under the Debentures into restricted shares of Common Stock or units of Common Stock and warrants to purchase Common Stock if units are offered to the public in the Offering pursuant to Section 4(e) of the Debentures (the “Automatic Debenture Conversion”). These securities will be issued pursuant to an exemption from registration as promulgated by the SEC. The Automatic Debenture Conversion shall be calculated as follows:

The amounts owing under your Debenture shall convert to securities of the Company by taking the outstanding principal balance of and any unpaid accrued interest owed pursuant to the Debenture and dividing it by the lower of (i) $1.60, and (ii) 80% of the per share price of Common Stock in the Offering (or unit price if applicable) (the “Qualified Offering Conversion Price”). By way of example, if the outstanding principal balance of your Debenture is $1,000 and the public offering price per share in the Offering is $5.00 (in this example no warrants are issued in the Offering), the Qualified Offering Conversion Price of your Debenture will be $1.60 per share and you will be entitled to receive $1,000 divided by 1.60 or 625 shares of Common Stock.

Upon the triggering of the Automatic Debenture Conversion, the Company shall send you prompt written notice (the “Automatic Debenture Conversion Notice”) specifying the conversion price and date upon which such conversion was effective (the “Effective Date”) and the number and type of restricted securities to be issued to you upon conversion. The Automatic Debenture Conversion Notice will also contain instructions on surrendering to the Company your Debenture; provided, however, the Automatic Debenture Conversion shall be effective on the Effective Date whether or not you surrender your Debenture, which shall be null and void on the Effective Date.

Warrant Amendment

We are requesting an amendment to certain language in the warrants that were issued to you in connection with your Debenture purchase to eliminate provisions that have created a warrant derivative liability on our balance sheet, as of December 31, 2020, in the amount of $11,537,997. This is due to the accounting treatment of the current Black Scholes language in the warrant (creating a potential liability upon a change in control). This $11,537,997 derivative liability reduces our shareholders equity by that same amount. As one of the criteria to meet NASDAQ's listing requirements is a positive shareholders equity of $5mm, we need to eliminate this liability in our efforts to meet NASDAQ's listing requirements.

By executing and delivering this letter, you agree to the amendment of the provisions of the Warrants as follows:

(a)
Section 3(b)(iii) thereof is hereby amended by deleting the section entitled “Change in Option Price or Rate of Conversion” therein in its entirety and replacing it with the following:

Change in Option Price or Rate of Conversion. If any Option and/or Common Stock Equivalents and/or Adjustment Right (as defined below) is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Common Stock Equivalents and/or Adjustment Right (as defined below), the “Secondary Securities”), together comprising one integrated transaction, (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing) the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one Common Stock was issued (or was deemed to be issued pursuant to Section 3(b)(i) or 3(b)(ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the fair market value (as determined by the Holder in good faith) of such Adjustment Right (as defined below), if any, and (II) the fair market value (as determined by the Holder) of such Common Stock Equivalents, if any, in each case, as determined on a per share basis in accordance with this Section 3(b)(iv). If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Common Stock Equivalents) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Common Stock Equivalents) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such shares of Common Stock, Option or Common Stock Equivalents) will be deemed to be the fair value of such portion of the net assets and business of the non- surviving entity as is attributable to such shares of Common Stock, Options or Common Stock Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company). “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale hereunder) of Common Stock (other than rights of the type described in Sections 3(c) and 3(d) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(b)
Section 3(e) thereof is hereby amended by deleting in its entirety the following portion of Section 3(e):

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any noncash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction).

By your agreement and acknowledgment below, this Letter Agreement shall serve as written confirmation that you acknowledge and agree that the terms of the Warrants have been amended as set forth above on the date of your agreement and acknowledgment below.

Lock Up Agreement

As contemplated in Section 4.19 of the Securities Purchase Agreement you executed in connection with your Debenture and Warrant purchase, you covenanted and agreed to enter into a standard lock-up agreement, solely with respect to the Securities (as defined in the Securities Purchase Agreement), that shall provide that for a period beginning on the closing date of a Qualified Offering (which the contemplated Offering will so qualify) and ending on the six (6) month anniversary of such closing date, you shall not sell into the market pursuant to Rule 144 or pursuant to a then effective registration statement any of the Securities.

Accordingly, by your agreement and acknowledgment below, this Letter Agreement shall serve as written confirmation that you acknowledge and agree to the below lock up provisions as set forth below as of the date of your agreement and acknowledgment below.

You agree to the following lock-up conditions to take effect upon the Effective Date of the Qualified Offering:

a.
That for a period of 180 days beginning on the Effective Date of the Qualified Offering (the “Lock-Up Period”), you will not, without the prior written consent of the Underwriter, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock (the “Shares”) or any securities convertible into or exercisable or exchangeable for Shares, whether now owned or hereafter acquired by you or with respect to which you have or hereafter acquire the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Notwithstanding the foregoing, and subject to the conditions below, you may transfer Lock-Up Securities without the prior written consent of the Underwriter in connection with (a) transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions; (b) transfers of Lock-Up Securities as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this Letter Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (c) transfers of Lock-Up Securities to a charity or educational institution; or (d) if you, directly or indirectly, control a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in such entity, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Underwriter a lock up agreement substantially in the form of the lock-up provisions of this Letter Agreement and (iii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made. You also agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of your Lock-Up Securities except in compliance with the lock-up provisions of this Letter Agreement.

b.
No portion of the lock-up provisions of this Letter Agreement shall be deemed to restrict or prohibit the exercise, exchange or conversion by you of any securities exercisable or exchangeable for or convertible into the Shares, as applicable; provided that you do not transfer the Shares acquired on such exercise, exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of the lock-up provisions of this Letter Agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any Lock-Up Securities within the Lock-Up Period).

c.
You understand that the lock-up provisions of this Letter Agreement are irrevocable and shall be binding upon your heirs, legal representatives, successors and assigns.

By signing below, this Letter Agreement shall serve as written confirmation that you have reviewed this Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the amendments to the Warrants and the lock up provisions hereto. Upon the Effective Date in respect of the Automatic Debenture Conversion, you understand that the Company and its affiliates will be released and discharged from any and all obligations and duties that such persons may have to you with respect to the Debenture. Notwithstanding anything contained herein, in the event the Offering is not consummated on or before June 30, 2021, this Letter Agreement will terminate and the Automatic Debenture Conversion shall not take place in connection with the Offering For the avoidance of doubt, the Warrant amendments shall remain in place even if the Offering is not consummated on or before June 30, 2021.

This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. In addition, you hereby represent that you meet the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D promulgated under the 1933 Act and that you have had the opportunity to obtain any additional information, to the extent the Company has such information in its possession or could acquire it without unreasonable effort or expense, necessary in connection with the matters set forth in this Letter Agreement including, without limitation, information concerning the financial condition, results of operations, capitalization and business of the Company deemed relevant by you or your advisors, if any, and all such requested information, to the extent the Company had such information in its possession or could acquire it without unreasonable effort or expense, has been provided to your full satisfaction. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, for example, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This letter evidences waiver by the undersigned with respect to any and all defaults or events of default by the Company with respect to any failure by the Company to comply with any covenants contained in the Transaction Documents.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

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Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

RECRUITER.COM GROUP, INC.

By:
Name:	Evan H. Sohn
Title:	CEO

Date:	April 16, 2021

ACCEPTED AND AGREED:

INVESTOR

Name:
Title:

Date: